EXHIBIT 10.1

February 8, 2016

Jeff Rona
Chief Financial Officer
Great Basin Scientific, Inc.
2441 South 3850 West
Salt Lake City, UT 84120

Dear Jeff,

This letter will set forth our agreement to settle all matters between Dawson James Securities, Inc. (“Dawson”) prior engagement by Great Basin Scientific, Inc. (the “Company”), including but not limited to, the parties’ obligations under the Underwriting Agreement between the Company and Dawson, dated October 8, 2014 (the “Underwriting Agreement”)..

Dawson has claimed that the Company violated the Underwrting Agreement.  The Company has denied that it violated the Underwriting Agreement. The Company has further advised Dawson that it would like Dawson to provide it with future advisory services, under a new agreement.

Accordingly, Dawson and the Company agree, without admitting any liability with respect to their respective performances under the Underwriting Agreement, to settle any and all claims between them,including but not limited to, those  related to the Underwriting Agreement, in consideration of Dawson agreeing to provide the Company with future financial advisory services pursuant to the terms of a separate consulting agreement with total fees payable of $800,000; $200,000 payable immediately upon execution of the new agreement and the remainder to be paid in twelve equal monthly installments.

Furthermore, in connection with Dawson’s right of first refusal as set forth in the Underwrting Agreement, Dawson hereby terminates its right of first refusal as of the date of this letter in exchange for a cash payment of $80,000 payable immediately. In relation to such termination, Dawson agrees that such termination is effective as to any ongoing, currently contemplated or future financings of the Company that may have otherwise been subject to the right of first refusal.

Effective upon execution of this letter, the Company, on its behalf and on behalf of its officers, directors, owners, shareholders, partners, predecessors, agents, servants, employees, trustees, representatives, predecessors, successors, assigns, affiliates, parent companies, subsidiaries, and attorneys, releases, acquits, and forever discharges Dawson and its respective officers, directors, owners, shareholders, partners, predecessors, agents, servants, employees, trustees, representatives, heirs, personal representatives, estates, predecessors, successors, assigns, affiliates, parent companies, subsidiaries, and attorneys, from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action of every nature, whether known or unknown, whether in law or in equity, including without limitation, any other claims or events which exist or may exist, through the date of the execution of this letter.

Effective upon execution of this letter, Dawson, on its own behalf and on behalf of its respective officers, directors, owners, shareholders, partners, predecessors, agents, servants, employees, trustees, representatives, heirs, personal representatives, estates, predecessors, successors, assigns, affiliates, parent companies, subsidiaries, and attorneys, release, acquit, and forever discharge the Company, as well as its officers, directors, owners, shareholders, partners, predecessors, agents, servants, employees, trustees, representatives, heirs, personal representatives, estates, predecessors, successors, assigns, affiliates, parent companies, subsidiaries, and attorneys (the “Dawson Releasors”) from any and all claims, expenses, debts, demands, costs, contracts, liabilities, obligations, actions and causes of action which exist or may exist through the date of the execution of this letter.

The Dawson Releasors hereby waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality or other jurisdiction) and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The parties both agree that this letter constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  This letter may not be changed or waived orally but, rather, only by a statement in writing signed by the Company and Dawson. This letter shall be governed by the laws of the State of New York as applied to contracts entered into and to be performed entirely within the State of New York.  Any action arising out of this letter shall be brought exclusively in a court of competent jurisdiction in New York, New York, and the parties hereby irrevocably waive any objections they may have to venue in New York, New York.

Sincerely, Dawson James Securities, Inc.

/s/ Thomas W. Hands
Name: Thomas W. Hands Title: President

Wire Instructions:

ACCEPTED & AGREED TO:

GREAT BASIN SCIENTIFIC, INC.

By:  /s/ Ryan Ashton
Name:  Ryan Ashton
Title: Chief Executive Officer